VelocityShares

Inverse VIX Futures ETNs

XIV and ZIV

Since Inception

XIV Since Inception
$250.00
$200.00
$150.00
$100.00
$50.00
$-
Nov 10
Feb 11
May 11
Aug 11
Nov 11
Feb 12
May 12
Aug 12
Nov 12
XIVIV Index
SPVXSP Index

ZIV Since Inception
$250.00
$200.00
$150.00
$100.00
$50.00
$-
Nov 10
Feb 11
May 11
Aug 11
Nov 11
Feb 12
May 12
Aug 12
Nov 12
ZIVIV Index
SPVXMP Index

Full Year 2012

XIV 2012
$100.00
$50.00
$-
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
XIVIV Index
SPVXSP Index

ZIV 2012
$250.00
$200.00
$150.00
$100.00
$50.00
$-
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
ZIVIV Index
SPVXMP Index

www.velocityshares.com | 877-5-VELOCITY | 877-583-5624

Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03

Inverse VIX Futures ETNs

XIV and ZIV

The VelocityShares Daily Inverse VIX Short-Term ETNs (the "ETNs") are senior, unsecured obligations of Credit Suisse AG ("Credit Suisse"), acting through its
Nassau branch. The return of XIV is linked to the inverse of the daily performance of the SandP 500 VIX Short-Term Futures[] Index ER (SPVXSP), less the investor fee. The return of ZIV is linked to the inverse of the daily performance of the SandP 500 VIX Medium-Term Futures[] Index ER (SPVXMP), less the investor fee.

SPVXSP and SPVXMP, the underlying indices of XIV and ZIV, respectively, returned --83% and --60% respectively, since inception (annualized) and -78%
and -53% respectively, during 2012. XIV and ZIV returned 68% and 87%
respectively since inception (annualized) 159% and 89%, respectively in 2012.
The ETNs began trading on November 29, 2010.
The returns presented herein have been calculated using closing indicative values. The closing indicative value is not the actual closing price for the note. Actual trading prices may vary from the indicative value of the notes.
Past performance is no indication of future performance.

Since Inception

[GRAPHIC OMITTED]

Full Year 2012

[GRAPHIC OMITTED]

Source of all charts: Bloomberg, as of January 29, 2013

The ETNs are intended to be trading tools for sophisticated investors to manage daily trading risks. They are designed to achieve their stated investment objectives on a daily basis, but their performance over longer periods of time can differ significantly from their stated daily objectives. The ETNs are riskier than securities that have intermediate or long-term investment objectives, and may not be suitable for investors who plan to hold them for longer than one day. Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in volatility indices and of seeking inverse investment results. Investors should actively and frequently monitor their investments in the ETNs, even intra-day. It is possible that you will suffer significant losses in the ETNs even if the long-term performance of the S&P 500 VIX Mid-Term Futures™ Index ER (the “Index”) is negative.

Because of the way in which the Index is calculated, the amount payable at maturity or upon redemption or acceleration is likely to be less than the initial principal amount of the ETNs, and you are likely to lose part or all of your initial investment. In almost any potential scenario the Closing Indicative Value of your ETNs is likely to be close to zero after 20 years, and we do not intend or expect any investor to hold the ETNs from inception to maturity.

Risks Associated with the ETNs
-	You may lose all or a significant part of your investment in the ETNs if the underlying index increases or does not decrease by an amount sufficient to offset the applicable fees and charges
-
The ETNs and payment of any amount due on the ETNs are subject to the credit risk of Credit Suisse. Any payment on the ETNs is subject to the ability of Credit Suisse AG to satisfy its obligations as they become due

-
The ETNs are intended to be trading tools for sophisticated investors and should be purchased only by knowledgeable investors who understand the potential consequences of investing in a volatility index and of seeking inverse investment results

-
The ETNs may be redeemed at the investor’s option, subject to certain restrictions described in the prospectus, such as a minimum number of ETNs required for redemption and redemption being limited to certain dates.  Redemption prior to maturity may result in the imposition of a charge that would reduce the amount an investor receives to less than the full amount of the Closing Indicative Value

-	The return at maturity, upon repurchase or early redemption, will be reduced by the fees and charges associated with the ETN
-	The ETNs are not linked to the VIX®
-	The ETNs are designed to obtain their stated investment objectives on a daily basis
-	If you hold your ETN as a long-term investment, it is likely that you will lose all or a substantial portion of your investment
-	The issuer has the right to call your ETNs
-	Although we have listed the ETNs on NYSE Arca, a trading-market for your ETNs may not continue.
-	The market price of your ETNs may be influenced by many unpredictable factors
-	Daily rebalancing will impair the performance of the ETNs if the underlying index experiences volatility
-	The historical performance of the underlying index and the ETNs is not indicative of future performance
The risks set forth in the section entitled “Risks Associated with the ETNs” are only intended as summaries of some of the risks relating to an investment in the ETNs. Prior to investing in the ETNs, you should, in particular, review the “Risks Factors” section in the applicable pricing supplement, which set forth risks related to an investment in the ETNs.
Credit Suisse has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, (the “SEC”) for the offering of securities.  Before you invest, you should read the applicable pricing supplement, the prospectus supplement dated March 23, 2012, and the prospectus dated March 23, 2012 (File No. 333-180300-03) to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Credit Suisse or VLS Securities LLC or any agent or dealer participating in an offering will arrange to send you the applicable terms sheet or pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.
Information contained in the VelocityShares website (www.velocityshares.com) is not incorporated by reference in, and should not be considered a part of, this free writing prospectus or any pricing supplement of Credit Suisse AG, and to the extent any of such information has not been filed by Credit Suisse, we have not participated in the preparation of, or verified, such publicly available information.
The S&P 500®, S&P 500 VIX Short-Term Futures™ Index ER,  and S&P 500 VIX Mid-Term Futures™ Index ER are products of S&P Dow Jones Indices LLC and/or its subsidiaries (“SPDJI”), and have been licensed for use by VelocityShares LLC and VLS Securities LLC.  “Standard & Poor's®”, “S&P®”, “S&P 500®”, “Standard & Poor's 500™”, “S&P 500 VIX Short-Term Futures™” , and “S&P 500 VIX Mid-Term Futures™” are trademarks of Standard & Poor's Financial Services LLC (“S&P”) and have been licensed for use by SPDJI and sublicensed for certain purposes by VelocityShares LLC and VLS Securities LLC.  Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); “VIX” is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”); and these trademarks have been licensed for use by SPDJI. SPDJI, Dow Jones, S&P, CBOE and their respective affiliates do not sponsor, promote, or sell any product based on the Indices. Neither SPDJI, Dow Jones, S&P, CBOE nor any of their respective affiliates make any representation herein regarding the advisability of investing in any product based on any Index nor do they have any liability for any errors, omissions, or interruptions of the Indices.